APPENDIX A

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

JPMORGAN INSURANCE TRUST

(Amended as of April 25, 2009)

Funds of the Trust	Fee Payable to Adviser (as a Percentage of Each Fund’s Average Daily Net Assets
JPMorgan Insurance Trust Balanced Portfolio	0.55%
JPMorgan Insurance Trust Core Bond Portfolio	0.40%
JPMorgan Insurance Trust Diversified Mid Cap Growth Portfolio	0.65%
JPMorgan Insurance Trust Equity Index Portfolio	0.25%
JPMorgan Insurance Trust Intrepid Growth Portfolio	0.65%
JPMorgan Insurance Trust Intrepid Mid Cap Portfolio	0.65%
JPMorgan Insurance Trust Mid Cap Value Portfolio	0.65%
JPMorgan Insurance Trust U.S. Equity Portfolio	0.55%

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JPMorgan Insurance Trust
By:
Name:
Title:

JPMorgan Investment Advisors, Inc.
By:
Name:
Title:

1